Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated June 14, 2018 to Prospectus dated September 22, 2017

Registration Nos. 333-220576 and 333-220576-01

PRICING TERM SHEET

$650,000,000 4.450% Notes due 2028

Dated: June 14, 2018

Issuer:	Digital Realty Trust, L.P.

Guarantor:	Digital Realty Trust, Inc.

Offering Format:	SEC registered

Size:	$650,000,000 aggregate principal amount

Maturity Date:	July 15, 2028

Coupon (Interest Rate):	4.450%

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Price and Yield:	99-12 / 2.948%

Spread to Benchmark Treasury:	+152 basis points

Yield to Maturity:	4.468%

Price to Public:	99.852%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2019

Optional Redemption Provisions:	At any time up to, but not including, April 15, 2028, (90 days prior to the maturity date), at a make-whole redemption price based on U.S. Treasury + 25 basis points, plus accrued and unpaid interest up to, but not including, the redemption date. At any time on or after April 15, 2028, (90 days prior to the maturity date), at par, plus accrued and unpaid interest up to, but not including, the redemption date.

Trade Date:	June 14, 2018

Settlement Date:	June 21, 2018 (T+5)*

CUSIP/ISIN:	25389J AT3 / US25389JAT34

Anticipated Ratings**:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Jefferies LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Raymond James & Associates, Inc.

*	We expect that the notes will be delivered to investors in book-entry form through The Depository Trust Company on or about June 21, 2018, which will be the fifth business day following the date of pricing of the notes (this settlement cycle is being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 1-800-294-1322 or email: dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, telephone: 1-212-834-4533; SMBC Nikko Securities America, Inc., telephone collect at: 1-888-868-6856 or email: prospectus@smbcnikko-si.com; or U.S. Bancorp Investments, Inc., telephone: 1-877-558-2607.